Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2025, with respect to the financial statements of Fundrise Real Estate Interval Fund II, LLC, incorporated herein by reference and to the reference to our firm under the heading “Summary of Key Information” in the Joint Information Statement/Prospectus and under the heading “Incorporation of Documents by Reference into the Statement of Additional Information” in the Statement of Additional Information to the Joint Information Statement/Prospectus.

Philadelphia, Pennsylvania

October 9, 2025